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                                 [Letterhead]

INDEPENDENT AUDITOR'S CONSENT


We consent to the use in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 of Sun Life of Canada (U.S.) Variable Account I (Reg. No. 333-68601) of our report dated February 5, 1999 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our reports dated February 5, 1999 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1998.

We also consent to the reference to us under the heading "Accountants" appearing in such Prospectus.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 12, 1999